Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of Critical Metals Corp. on Form 20-F of our report dated November 9, 2023 with respect to our audits of the consolidated financial statements of European Lithium AT (Investments) Limited as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022, which report appears in the Registration Statement on Form F-4 (File No. 333-268970). We also consent to the reference to our firm under the headings “Auditors” and “Statements by Experts”.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

March 4, 2024